EXHIBIT 10.3

[COMPANY LETTERHEAD]

December 21, 2012

John B. (Thad) Hill
3015 Del Monte
Houston, TX 77019

Re: Amendment to Letter Agreement

Dear Thad:

On behalf of Calpine Corporation (the “Company”) and further to your discussions with me and the Board of Directors, I am pleased to confirm your appointment as President of the Company effectively immediately. As we have discussed, the Letter Agreement dated September 1, 2008 by and between the Company and you (the "Letter Agreement") shall be amended as follows to give effect to this and changes to certain other benefits (capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Letter Agreement or the Severance Plan):

Title:	President and Chief Operating Officer

Severance Benefits

and Section 409A:
Notwithstanding anything in the Letter Agreement or the Severance Plan to the contrary, you shall not be entitled to any “gross-up” payment related to the excise tax imposed by Section 280G of the Code or any “gross-up” payment related to the tax imposed by Section 409A of the Code. You shall be treated as Tier 2 Participant in the Severance Plan as amended as of the date hereof, including, but not limited to the amended Section 5.02 of the Severance Plan. Amendments to the Severance Plan following the date hereof shall not be effective with respect to your participation in such plan to the extent they either reduce the amount of benefit payable or are otherwise adverse to you.

Release of Claims:
Notwithstanding anything in the Letter Agreement or the Severance Plan to the contrary, the lump sum payment to be paid within sixty (60) days following “Participant’s Termination Date” as set forth in the Severance Plan shall hereafter be paid on the sixtieth (60th) day following your termination of employment; provided, however, that you shall have delivered to the Company and not revoked a signed release of claims in the form of Exhibit C to the Letter Agreement and any applicable revocation period shall have expired within sixty (60) days following your termination date; provided further, that you shall not be required to release any rights you may have to be indemnified under the Letter Agreement.

[COMPANY LETTERHEAD]

Please sign both copies of this Amendment to the Letter Agreement, retain one for your files and return one to Human Resources.

Thad, congratulations!

Very truly yours,

CALPINE CORPORATION

/s/ JACK A. FUSCO
Jack A. Fusco
Chief Executive Officer

AGREED AND ACCEPTED

/s/ JOHN B. HILL III	12/21/12

John B. Hill	Date